                                                                 Exhibit 10.7



             [Printed on Embarcadero Technologies, Inc. Letterhead]

                               September 27, 1999

Ms. Ellen Taylor
875 Dale Street
Andover, MA 01845

Dear Ellen:

          I am pleased to make this offer to you to join Embarcadero Technologies (the "Company") as its President and Chief Executive Officer. If you accept this offer, we are assuming that you will commence employment not later than October 18, 1999.

The terms of your employment are as follows:

     1. SALARY. Your base salary will be $18,333.33 per month (equivalent to $220,000 per year).

     2. BONUS. You will be eligible to receive a semi-annual bonus of up to $65,000 based upon objective performance standards that are measurable on a semi-annual basis, which are to be set for you and Embarcadero Technologies and to be mutually agreed between you and the Board of Directors.

     3. STOCK OPTIONS. You will be granted seven-year standard-form options to purchase (a) 220,000 shares of Common Stock at an exercise price of $0.50 per share, (b) 110,000 shares of Common Stock at an exercise price of $5.00 per share and (c) 110,000 shares of Common Stock at an exercise price of $10.00 per share. Your options shall vest at a rate of 25% per year on the anniversary of your start date. Your options shall cease vesting upon termination of your employment, except as set forth in paragraph 7 below. In the event of a "change in control," your options shall become fully vested, except that if either (i) the change of control occurs within six months of the commencement of your employment or (ii) within such six-month period the Company enters into an agreement that would result in a change of control and such change of control occurs within nine months of the commencement of your employment, 50% of your options shall become vested.

          For purposes of the preceding paragraph, a change in control means the occurrence of either of the following:

Ms. Ellen Taylor
September 27, 1999
Page 2


              (a) any "person" (as used in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) becomes the "beneficial owner" (as defined in Rule 13d-3) of securities representing a majority of the voting power of the then outstanding securities of Embarcadero Technologies; or

              (b) a sale of assets involving all or substantially all of the assets of Embarcadero Technologies, or a merger or consolidation of Embarcadero Technologies in which the holders of securities of Embarcadero Technologies immediately prior to such event hold in the aggregate less than a majority of the securities of Embarcadero Technologies immediately after such event.

     4. RELOCATION ASSISTANCE. Embarcadero Technologies will reimburse you for the reasonable and customary out-of-pocket expenses associated with (i) the sale of your existing residence and purchase of a new residence in the Bay Area (within twelve months of your relocation) including real estate commissions on the sale of your existing residence and reasonable and customary closing expenses paid by you; (ii) the relocation of your family and household goods to the Bay Area, including travel and temporary housing expenses in the Bay Area for a period not to exceed three months; and (iii) two additional round trips between Massachusetts and the Bay Area for you and your family to prepare for your move. The reimbursement of expenses listed in
(i), (ii) and (iii) above shall not exceed $73,000.

     5. OTHER BENEFITS. In addition to the benefits specifically described in this letter, you will be entitled to reimbursement for parking and Embarcadero Technologies' standard executive benefits.

     6. PROPRIETARY INFORMATION. You will be required to sign Embarcadero Technologies' standard employee confidential information and inventions agreement (a copy of which has been provided to you).

     7. SEVERANCE. Your employment will be at will, which means that either you or Embarcadero Technologies may terminate your employment at any time with or without "cause" (as defined below). However, in the event you are terminated without cause by the Company, you will be entitled to severance pay in an amount equal to 12 months' base salary (which will be payable in monthly installments) and the Company will also continue to pay your medical and dental benefits in accordance with the benefits you were receiving at the time of your termination for six months. These payments will terminate at such time as you obtain other employment. In addition, if your are terminated without cause by the Company during the first year of your employment, 25%

Ms. Ellen Taylor
September 27, 1999
Page 3


of your options shall become vested; or, if you are terminated without cause after the first year of your employment, you shall receive six-months of vesting.

          In the event that you voluntarily leave the Company or you are terminated by the Company with cause, no severance pay will be due to you. "Cause" shall mean (a) fraud or illegal acts; (b) material violation with consequential damages to the Company of Company agreements, including the Company's confidential information and inventions agreement; (c) material failure to perform your job function to a reasonable standard after notice of such failure has been given to you by the Board and you have had a 15 business-day period to cure such failure or (d) any other reason deemed cause under applicable California law.

     8. ARBITRATION. In the event of any dispute arising out of or relating to your employment relationship or its termination (including without limitation claims for breach of contract, wrongful termination, or age, race, sex, disability or other discrimination) that it is not resolved by good faith negotiations between the parties, you and Embarcadero Technologies agree fully, finally and exclusively to arbitrate the dispute in binding arbitration under the Employment Dispute Resolution Rules of the American Arbitration Association in San Francisco County, California, rather than litigate the dispute in court; provided that this arbitration provision shall not apply to any dispute relating to or arising out of the alleged misuse or misappropriation of Embarcadero Technologies' trade secrets or proprietary information. In the event of arbitration, the arbitrator shall be allowed to assess costs.

     9. TERM OF OFFER. This offer will remain in effect until 5:00 p.m. (Pacific Standard Time) on Tuesday, September 28, 1999.

          I am enthusiastic about your joining Embarcadero Technologies and look forward to working with you.

                                           Very truly yours,

                                           /s/ Stephen Wong

                                           Stephen Wong
                                           Chairman and Chief Executive Officer

ACCEPTED AND APPROVED:
Date:  September 27, 1999

Ms. Ellen Taylor
September 27, 1999
Page 4



/s/ Ellen Taylor
-------------------------------------
Ellen Taylor